Exhibit 10.18.2

SECOND AMENDMENT TO

PIER 1 IMPORTS, INC. 2015 STOCK INCENTIVE PLAN

(Omnibus Plan)

WHEREAS, the Pier 1 Imports, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) was approved by shareholders on June 25, 2015; and

WHEREAS, on April 6, 2017, the Board unanimously approved, subject to shareholder approval, an amendment to the 2015 Plan to increase the number of shares available for grant under the 2015 Plan by 4,000,000 shares (the “First Amendment”); and

WHEREAS, shareholders approved the First Amendment at the Company’s annual meeting of shareholders on June 22, 2017; and

WHEREAS, the Board has determined to further amend the 2015 Plan to modify the vesting of certain awards granted to non-employee Directors pursuant to the 2015 Plan so that vesting may occur over less than a three-year period; and

WHEREAS, the Board has approved the following amendment (the “Second Amendment”) to the 2015 Plan:

NOW THEREFORE:

A.	Article VIII(a). of the 2015 Plan, as amended, shall be replaced in its entirety with the following:

“(a) Forfeiture Restrictions to be Established by the Committee. Restricted Stock Unit Awards and shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit the units or forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions applicable to an Award shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. Each Restricted Stock Award and each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee. For Participants who are employees of the Company, in no event shall the Forfeiture Restrictions with respect to a Restricted Stock Award or a Restricted Stock Unit Award lapse in full prior to the expiration of (i) a one-year period following the date of grant of the Award in the case of Forfeiture Restrictions that lapse upon the attainment of one or more Performance Measures, or (ii) a three-year period following the date of grant of the Award in the case of Forfeiture Restrictions that lapse other than upon the attainment of one or more Performance Measures.  For Directors who are not employees of the Company, in no event shall the Forfeiture Restrictions with respect to a Restricted Stock Award or a Restricted Stock Unit Award lapse prior to the expiration of a one-year period following the date of grant.  For purposes of awards to Directors who are not employees of the Company, a vesting period will be deemed to be one year if it runs from the date of the Company’s annual meeting of shareholders at which Directors are to be elected (an “Annual Meeting”) to the next year’s Annual Meeting following the date of grant; provided, however, that if the date of the next Annual Meeting following the date of grant shall be less than fifty weeks from the previous year’s Annual Meeting, such Restricted Stock Award or Restricted Stock Unit Award shall vest upon the one-year anniversary of the date of grant.”

B.	All terms used in this Second Amendment, unless specifically defined herein, have the same meanings attributed to them in the 2015 Plan, as amended.

In witness whereof, this Second Amendment is executed to be effective as of April 5, 2018.

Pier 1 Imports, Inc.,
a Delaware corporation

By:	/s/ Alasdair B. James
Alasdair B. James
President and Chief Executive Officer